EXHIBIT 99.1

Liberty Global Agrees to Sell Chellomedia for
$1.0 Billion

Dutch premium channels Film1 and Sport1 retained

Denver, Colorado – October 28, 2013:

Liberty Global plc (“Liberty Global” or the “Company”) (NASDAQ: LBTYA, LBTYB and LBTYK) announced today an agreement to sell substantially all of its international content division, Chellomedia to AMC Networks Inc. (“AMC”) (NASDAQ: AMCX). The assets being sold include Chello Multicanal, Chello Central Europe, Chello Zone, Chello Latin America and Chello DMC. In addition, Chellomedia’s stakes in its joint ventures with CBS International, A+E Networks, Zon Optimus and certain other partners are also part of the divestment. Liberty Global will retain its Dutch premium channel business, which consists of its Film1 and Sport1 channels.

Liberty Global expects to realize cash proceeds for the above-described assets that are approximately equal to the agreed upon enterprise value of €750 million ($1,035 million).1 The consolidated assets to be divested generated approximately €350 million ($451 million) of revenue during the last twelve-months (“LTM”) ended June 30, 2013.2

Mike Fries, President and CEO of Liberty Global, said: “This is a great transaction for all parties. Chellomedia is one of the largest international channel groups with distribution to more than 390 million households in 138 countries and I have no doubt that the management team will continue to build tremendous value as part of AMC. For Liberty Global, this transaction is attractive from both a valuation and liquidity perspective. It also simplifies our business and allows us to focus on our core markets and more strategic programming opportunities.”

The transaction is expected to close in the first quarter of 2014 and is subject to limited closing conditions. The transaction is not conditioned on any regulatory approvals.

Morgan Stanley acted as exclusive financial advisor to Liberty Global on the transaction.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding our ability to consummate the transaction announced herein, the targeted closing date for the transaction and the impact of the transaction on our operations and financial performance, and other information and statements that are not historical fact. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements and speak only as of the date of this release. The Company expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in the Company's expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

About Liberty Global

Liberty Global is the largest international cable company with operations in 14 countries. We connect people to the digital world and enable them to discover and experience its endless possibilities. Our market-leading triple-play services are provided through next-generation networks and innovative technology platforms that connected 24 million customers subscribing to 48 million television, broadband internet and telephony services at June 30, 2013.

Liberty Global’s consumer brands include Virgin Media, UPC, Unitymedia, Kabel BW, Telenet and VTR. Our operations also include Chellomedia, our content division, Liberty Global Business Services, our commercial division and Liberty Global Ventures, our investment fund. For more information, please visit www.libertyglobal.com or contact:

Investor Relations:		Corporate Communications:
Christopher Noyes	+1 303.220.6693	Marcus Smith	+44 20.7190.6374
Oskar Nooij	+1 303.220.4218	Bert Holtkamp	+31 20.778.9800
John Rea	+1 303.220.4238	Hanne Wolf	+1 303.220.6678

__________________________

[1]	The enterprise value is translated into U.S. dollars based on the euro to U.S. dollar foreign currency exchange rate in effect as of October 25, 2013.

[2]	The revenue has been translated at the average relevant foreign currency exchange rates to the euro and U.S. dollar for the LTM period.

2